Exhibit 9(iv) under form N-1A
                                     Exhibit 10(iv) under Item 601 /Reg.S-K

                      SHAREHOLDER SERVICES AGREEMENT

    This Agreement is made between the Financial Institution executing this Agreement ("Provider") and Federated Administrative Services ("FAS") for The Biltmore Funds and The Biltmore Municipal Funds (the "Trusts"), on behalf of the portfolios listed in Exhibit A hereto (the "Funds"), who have approved this form of Agreement. In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

    1. FAS hereby appoints Provider to render or cause to be rendered personal services to shareholders of the Funds and/or the maintenance of accounts of shareholders of the Funds ("Services"). Provider agrees to provide Services which, in its best judgment, are necessary or desirable for its customers who are investors in the Funds. Provider further agrees to provide FAS, upon request, a written description of the Services which Provider is providing hereunder.

    2. The Services to be provided under Paragraph 1 may include, but are not limited to, the following:

        (a) communicating account openings through computer terminals located on the Provider's premises ("computer terminals"), through a toll-free telephone number or otherwise;

        (b) communicating account closings via the computer terminals, through a toll-free telephone number or otherwise;

        (c) entering purchase transactions through the computer terminals, through a toll-free telephone number or otherwise;

        (d) entering redemption transactions through the computer terminals, through a toll-free telephone number or otherwise;

        (e) electronically transferring and receiving funds for Fund Share purchases and redemptions, and confirming and reconciling all such transactions;

        (f)  reviewing the activity in Fund accounts;

        (g)  providing training and supervision of its personnel; and

        (h) responding to customers' and potential customers' questions about the Funds.

The Services listed above are illustrative. The Provider is not required to perform each Service and may at any time perform either more or fewer Services than described above.

    3. During the term of this Agreement, the Funds will pay the Provider fees as set forth in a written schedule delivered to the Provider pursuant to this Agreement. The fee schedule for Provider may be changed by FAS sending a new fee schedule to Provider pursuant to Paragraph 10 of this Agreement. For the payment period in which this Agreement becomes effective or terminates, there shall be an appropriate proration of the fee on the basis of the number of days that this Agreement is in effect during the quarter.



    4. The Provider understands that the Department of Labor views ERISA as prohibiting fiduciaries of discretionary ERISA assets from receiving administrative service fees or other compensation from funds in which the fiduciary's discretionary ERISA assets are invested. To date, the Department of Labor has not issued any exemptive order or advisory opinion that would exempt fiduciaries from this interpretation. Without specific authorization from the Department of Labor, fiduciaries should carefully avoid investing discretionary assets in any fund pursuant to an arrangement where the fiduciary is to be compensated by the fund for such investment. Receipt of such compensation could violate ERISA provisions against fiduciary self-dealing and conflict of interest and could subject the fiduciary to substantial penalties.

    5. The Provider agrees not to solicit or cause to be solicited directly, or indirectly at any time in the future, any proxies from the shareholders of a Fund in opposition to proxies solicited by management of the Trusts, unless a court of competent jurisdiction shall have determined that the conduct of a majority of the Board of Trustees of the Trusts constitutes willful misfeasance, bad faith, gross negligence or reckless disregard of their duties. This Paragraph 5 will survive the term of this Agreement.

    6. This Agreement shall continue in effect for one year from the date of its execution, and thereafter for successive periods of one year if the form of this Agreement is approved at least annually by the Board of the Trust, including a majority of the members of the Board of the Trusts who are not interested persons of the Funds and have no direct or indirect financial interest in the operation of this Agreement or in any related documents to this Agreement ("Disinterested Board Members") cast in person at a meeting called for that purpose.

    7. Notwithstanding Paragraph 6, this Agreement may be terminated as follows:

        (a) at any time, without the payment of any penalty, by the vote of a majority of the Disinterested Board Members of the Trusts or by a vote of a majority of the outstanding voting securities of a Fund as defined in the Investment Company Act of 1940 on not more than sixty (60) days' written notice to the parties to this Agreement;

        (b) automatically in the event of the Agreement's assignment as defined in the Investment Company Act of 1940; and

        (c) by either party to the Agreement without cause by giving the other party at least sixty (60) days' written notice of its intention to terminate.

    8. The Provider agrees to obtain any taxpayer identification number certification from its customers required under Section 3406 of the Internal Revenue Code, and any applicable Treasury regulations, and to provide the Funds or their designee with timely written notice of any failure to obtain such taxpayer identification number certification in order to enable the implementation of any required backup withholding.

    9. This Agreement supersedes any prior service agreements between the parties for the Funds.

    10. This Agreement may be amended by FAS from time to time by the following procedure. FAS will mail a copy of the amendment to the Provider's address, as shown below. If the Provider does not object to the amendment within thirty (30) days after its receipt, the amendment will become part of this Agreement. The Provider's objection must be in writing and be received by FAS within such thirty days.

    11. The Provider acknowledges and agrees that FAS has entered into this Agreement solely in the capacity of agent for the Funds. The Provider agrees not to claim that FAS is liable for any responsibilities or amounts due by the Funds hereunder.
    12. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania.


                                PROVIDER



                                Address



                                City, State, Zip Code



                                Date



                                Authorized Signature


                                Title



                                Print Name of Authorized Signature




                                        FEDERATED ADMINISTRATIVE SERVICES
                                        Federated Investors Tower
                                        Pittsburgh, Pennsylvania 15222-3779


                                By:/s/ Charles L. Davis Jr.
                                Vice President





                                 EXHIBIT A
                                  TO THE
                      SHAREHOLDER SERVICES AGREEMENT

                              CLASS A SHARES
                              CLASS B SHARES
                          Biltmore Balanced Fund
                      Biltmore Emerging Markets Fund
                           Biltmore Equity Fund
                        Biltmore Equity Index Fund
                        Biltmore Fixed Income Fund
                   Biltmore Georgia Municipal Bond Fund
                Biltmore North Carolina Municipal Bond Fund
                     Biltmore Quantitative Equity Fund
                   Biltmore Short-Term Fixed Income Fund
                Biltmore South Carolina Municipal Bond Fund
                       Biltmore Special Values Fund


Shareholder Service Fees
     1. During the term of this Agreement, the Funds will pay Provider a quarterly fee. This fee will be computed at the annual rate of .25 of 1% of the average net asset value of shares of the Funds held during the quarter in accounts for which the Provider provides Services under this Agreement, so long as the average net asset value of Shares in the Funds during the quarter equals or exceeds such minimum amount as the Funds shall from time to time determine and communicate in writing to the Provider.

    2. For the quarterly period in which the Shareholder Services Agreement becomes effective or terminates, there shall be an appropriate proration of any fee payable on the basis of the number of days that this is in effect during the quarter.

 Exhibit 9(v) under Form N-1A
                                      Exhibit 10(v) under Item 601/Reg. S-K
                              AMENDMENT NO. 1
                         dated September 12, 1996
                                    to
                                Schedule B

                           Portfolio Accounting
                                    and
                    Shareholder Recordkeeping Agreement
                                  between

                       The Biltmore Municipal Funds
                                    and
                        FEDERATED SERVICES COMPANY

                   Compensation for Portfolio Accounting
Annual Fees per Portfolio


          First $100 Million                 3.0 Basis Points
          $100 Million - $300 Million        2.0 Basis Points
          $300 Million - $500 Million        1.0 Basis Points
          Over $500 Million                  0.5 Basis Points
     Fund Minimum                               $39,000
     Each Additional Class of Shares            $12,000

          (Plus pricing charges and other out-of-pocket expenses)



Fees will be charged according to the above, on a calendar month basis.
For those Portfolios with multiple investment managers, there is no additional charge to maintain separate portfolio records by manager. There is no additional charge for determining a fully accrued, trade debt adjusted market value for each manager's portion of the fund's portfolio and for reporting portfolio activity by manager.

For fluctuating price funds, the Trust must establish a contract directly with one or more pricing sources to supply the daily prices which Services will receive. The above fees do not include any charges for the Portfolio to obtain such daily prices.

The monthly fee will be $1,000 per Portfolio with no asset charge for those months where Federated is the only shareholder, due to its seeding of the Portfolio. With regard to this, the charge to the Portfolio for the entire month will be determined, without proration, based on whether Federated is the sole shareholder on the last day the Portfolio is open for business in that month.

ATTEST:                                 THE BILTMORE MUNICIPAL FUNDS


/s/ Peter J. Germain                         /s/ Charles L. Davis, Jr.
Secretary                               Vice President


ATTEST:                          FEDERATED ADMINISTRATIVE SERVICES
                                 (Assignee of Federated Services Company)


/s/ S. Elliott Cohan                         /s/ Douglas L. Hein
    Assistant Secretary                          Senior Vice President